Camden National Corporation Reports First Quarter 2014 Earnings
With Annualized Loan Growth Of 10%

CAMDEN, Maine, April 29, 2014/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $2.6 billion bank holding company headquartered in Camden, Maine, reported net income for the first quarter of 2014 of $5.7 million and diluted earnings per share ("EPS") of $0.75, representing a 1% increase in both earnings and diluted EPS compared to the first quarter of 2013. The Company's return on average shareholders' equity and return on average assets for the first quarter of 2014 was 9.97% and 0.89%, respectively.

“We've seen a strong start to 2014 with annualized loan growth for the first quarter of 10% and an increase in earnings and diluted EPS compared to the same period last year. These results are reflective of our commitment to enhance shareholder value through growth in our loan portfolio to drive revenues, while strategically repositioning our organization for the future," said Gregory A. Dufour, president and chief executive officer of Camden National Corporation. Dufour added, "We're optimistic and excited about the year ahead with a healthy loan pipeline and execution of our strategy to enhance our geographic reach through the recent opening of a commercial loan production office in Manchester, New Hampshire. A seasoned commercial lender with experience and knowledge of the New Hampshire market will lead this office and help build our franchise in New Hampshire, while strengthening our presence in Southern Maine."

Balance Sheet

Total assets at March 31, 2014 were $2.6 billion, representing a $36.8 million, or 1%, increase since year-end. The growth in total assets was driven by an increase in loans of $39.8 million, representing a 10% annualized growth rate. Our loan growth was centered in the commercial real estate and commercial portfolios, which increased $33.6 million and $11.9 million, respectively. Since year-end, we have experienced declines in our residential real estate, home equity and consumer portfolios totaling $5.7 million. Retail loan growth continues to be hampered by a combination of higher interest rates, the long winter season experienced in Maine, and consumers remaining optimistically cautious of the general economic improvement.

Total deposits at March 31, 2014 increased $22.9 million to $1.8 billion since year-end. The increase was primarily attributable to growth in brokered deposits of $31.9 million that funded loan growth. Core deposits (demand, interest checking, savings, and money market) remained consistent to year-end balances, which we are pleased with as core deposits typically decline due to the seasonality and cyclical nature of deposit flows within our market.

First Quarter 2014 Operating Results Overview

Net income for the first quarter of 2014 was $5.7 million, representing a $53,000, or 1%, increase compared to the first quarter of 2013. The increase was led by a decrease in operating costs and provision for credit losses of $1.6 million, offsetting the decrease in revenues of $1.4 million. These financial results exclude the earnings contribution of the Franklin County branches that were divested in October 2013 (the "Branch Divestiture"), which included the sale of $46.0 million of loans and $85.9 million of deposits and borrowings. For the first quarter of 2013, the five Franklin County branches contributed approximately $146,000 to net income.

Net Interest Income:
For the first quarter of 2014, the Company's average interest-earning assets grew $47.2 million, or 2%, compared to the same period in 2013, even after the sale of $46.0 million of loans as part of the Branch Divestiture. Net interest income decreased $758,000 compared to the first quarter of 2013 due to both the Branch Divestiture and continued net interest margin compression with loan and investment yields declining.

The Company's average yield on interest-earning assets for the first quarter of 2014 decreased 25 basis points to 3.57% compared to the first quarter of 2013. The Company partially offset the declining yield with a decrease in cost of funds of 6 basis points compared to the first quarter of 2013. Net interest margin on a fully-taxable equivalent basis for the first quarter of 2014 was 3.08% compared to 3.27% for the first quarter of 2013 and 3.09% for the fourth quarter of 2013.

Provision for Credit Losses:
Provision for credit losses for the first quarter of 2014 was $493,000, representing a $181,000, or 27%, decrease compared to the first quarter of 2013. The reduction is largely attributable to the improvement in the general economic condition of our borrowers as evidenced by an improvement in the ratio of loans 30 - 89 days past due to total loans at March 31, 2014 of 0.29%, compared to 0.38% and 0.39% at December 31, 2013 and March 31, 2013, respectively.

Non-Interest Income:
Non-interest income for the first quarter of 2014 was $5.7 million, representing a $651,000, or 10%, decrease compared to the first quarter of 2013. The reduction is largely attributable to a decrease in mortgage banking income of $502,000 as there were no sales of 30-year mortgages during the first quarter of 2014. Also, deposit-related income declined $200,000 due to the Branch Divestiture.

Non-Interest Expense:
Non-interest expense for the first quarter of 2014 was $15.1 million, representing a $1.4 million, or 8%, decrease compared to the first quarter of 2013. The primary contributing factors include:

•	A decrease in salary and employee costs, occupancy and branch operations costs, and other general operating costs of $378,000 due to the Branch Divestiture;

•
A decrease in other real estate owned and collection costs of $375,000 due to the establishment of a reserve on a servicing-related claim in the first quarter of 2013 of $215,000 as well as a decrease in foreclosure- and collection-related costs;

•	A decrease in non-recurring costs of $161,000 incurred in the first quarter of 2013 related to the acquisition of 14 branches in the fourth quarter of 2012; and

•
A decrease in general operating costs, including general building maintenance and supplies, as non-routine costs were incurred in the first quarter of 2013 related to the continued on-boarding of our 14 new branches acquired in the fourth quarter of 2012.

Asset Quality

Our asset quality metrics as of and for the quarter ended March 31, 2014 continue to trend positively. The steady improvement in our asset quality metrics stem from (i) the strong loan growth in the first quarter of 2014, which requires less allocated allowance per loan, (ii) general improvement in the financial condition of our existing borrowers, and (iii) the resolution of foreclosure properties in the fourth quarter of 2013 and first quarter of 2014. The following asset quality ratios highlight our current metrics compared to prior periods:

•	Non-performing loans to total loans at March 31, 2014 were 1.68%, compared to 1.80% and 1.72% at December 31, 2013 and March 31, 2013, respectively;

•	Non-performing assets to total assets at March 31, 2014 were 1.13%, compared to 1.18% and 1.12% at December 31, 2013 and March 31, 2013, respectively;

•	Allowance for credit losses to total loans at March 31, 2014 was 1.34%, compared to 1.37% and 1.48% at December 31, 2013 and March 31, 2013, respectively; and

•
Net-charge offs (annualized) to average loans for the three months ended March 31, 2014 were 0.10%, compared to 0.27% and 0.09% for the three months ended December 31, 2013 and March 31, 2013, respectively.

Dividends and Capital

The board of directors approved a dividend of $0.27 per share, payable on April 30, 2014, to shareholders of record as of April 16, 2014. This distribution represents an annualized dividend yield of 2.62%, based on the March 31, 2014 closing price of Camden National's common stock at $41.20 per share as reported by NASDAQ.

In 2013, the board of directors approved a common stock repurchase program (the "Repurchase Program") of up to 250,000 shares of the Company's outstanding common stock. During the first quarter of 2014, the Company repurchased 113,527 shares under the Repurchase Program at a weighted-average price of $38.70 per share. The Company has 68,328 shares remaining under the Repurchase Program at March 31, 2014.

The Company's total risk-based capital ratio, Tier I risk-based capital ratio, and Tier I leverage capital ratio was 15.89%, 14.64%, and 9.27%, respectively, at March 31, 2014. Camden National Corporation and its wholly-owned subsidiary, Camden National Bank, continue to exceed the minimum total and Tier I risk-based capital ratios of 10% and 6%, respectively, and the minimum Tier I leverage capital ratio of 5% required by the Federal Reserve for an institution to be considered “well capitalized”.

About Camden National Corporation

Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC.

Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “target,” or “goal,” or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following: continued weakness in the United States economy in general and the regional and local economies within the New England region and Maine, which could result in a deterioration of credit quality, an increase in the allowance for loan losses, or a reduced demand for the Company's credit or fee-based products and services; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; competitive pressures, including continued industry consolidation and the increased financial services provided by non-banks; volatility in the securities markets that could adversely affect the value or credit quality of the Company's assets, impairment of goodwill, the availability and terms of funding necessary to meet the Company's liquidity needs, and could lead to impairment in the value of securities in the Company's investment portfolio; changes in information technology that require increased capital spending; changes in consumer spending and savings habits; changes in tax, banking, securities and insurance laws and regulations including laws and regulations; and changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as Financial Accounting Standards Board, and other accounting standard setters. Additional factors that could also cause results to differ materially from those described above can be found in the Company's Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden National does not promise and assumes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of Non-GAAP Financial Measures

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, tangible book value per share, and tax-equivalent net interest income. Management believes these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document or the Form 8-K related to this document, all of which can be found on Camden National's website at www.CamdenNational.com.

Annualized Data

Certain returns, yields, and performance ratios, are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts.

Selected Financial Data (unaudited)

	At or For The Three Months Ended
	March 31, 2014	March 31, 2013
Selected Financial and Per Share Data:
Return on average assets	0.89%	0.90%
Return on average shareholders' equity	9.97%	9.81%
Return on average tangible shareholders' equity (non-GAAP)(1)	13.05%	13.10%
Tangible equity to tangible assets (non-GAAP)(1)	7.04%	7.19%
Efficiency ratio (non-GAAP)(1)	62.69%	63.88%
Net interest margin	3.08%	3.27%
Tier I leverage capital ratio	9.27%	8.95%
Tier I risk-based capital ratio	14.64%	14.34%
Total risk-based capital ratio	15.89%	15.60%
Basic earnings per share	$0.76	$0.74
Diluted earnings per share	$0.75	$0.74
Cash dividends declared per share	$0.27	$0.27
Book value per share	$30.93	$30.85
Tangible book value per share (non-GAAP)(1)	$24.38	$23.91
Weighted average number of common shares outstanding	7,528,751	7,627,691
Diluted weighted average number of common shares outstanding	7,551,785	7,643,267
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures".

Consolidated Statements of Condition Data

(In Thousands, Except Number of Shares)	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Cash and due from banks	$51,877	$51,355
Securities:
Available-for-sale securities, at fair value	797,242	808,477
Held-to-maturity securities, at amortized cost	6,973	—
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,417	19,724
Total securities	824,632	828,201
Trading account assets	2,308	2,488
Loans	1,620,186	1,580,402
Less: allowance for loan losses	(21,670)	(21,590)
Net loans	1,598,516	1,558,812
Goodwill and other intangible assets	49,032	49,319
Bank-owned life insurance	46,669	46,363
Premises and equipment, net	25,177	25,727
Deferred tax assets	15,632	16,047
Interest receivable	6,061	5,808
Other real estate owned	2,712	2,195
Other assets	18,050	17,514
Total assets	$2,640,666	$2,603,829
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$228,689	$241,866
Interest checking	457,301	453,909
Savings and money market	685,381	675,679
Certificates of deposit	334,081	343,034
Brokered deposits	131,227	99,336
Total deposits	1,836,679	1,813,824
Federal Home Loan Bank advances	56,094	56,112
Other borrowed funds	441,349	430,058
Junior subordinated debentures	43,947	43,922
Accrued interest and other liabilities	31,128	28,817
Total liabilities	2,409,197	2,372,733
Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,484,560 and 7,579,913 shares on March 31, 2014 and December 31, 2013, respectively	43,684	47,783
Retained earnings	199,363	195,660
Accumulated other comprehensive loss:
Net unrealized losses on available-for-sale securities, net of tax	(6,139)	(7,964)
Net unrealized losses on derivative instruments, at fair value, net of tax	(3,625)	(2,542)
Net unrecognized losses on postretirement plans, net of tax	(1,814)	(1,841)
Total accumulated other comprehensive loss	(11,578)	(12,347)
Total shareholders’ equity	231,469	231,096
Total liabilities and shareholders’ equity	$2,640,666	$2,603,829

Consolidated Statements of Income Data (unaudited)

	Three Months Ended March 31,
(In Thousands, Except Number of Shares and Per Share Data)	2014	2013
Interest Income
Interest and fees on loans	$16,780	$17,795
Interest on U.S. government and sponsored enterprise obligations	4,230	4,276
Interest on state and political subdivision obligations	294	305
Interest on federal funds sold and other investments	89	50
Total interest income	21,393	22,426
Interest Expense
Interest on deposits	1,551	1,819
Interest on borrowings	807	818
Interest on junior subordinated debentures	625	621
Total interest expense	2,983	3,258
Net interest income	18,410	19,168
Provision for credit losses	493	674
Net interest income after provision for credit losses	17,917	18,494
Non-Interest Income
Service charges on deposit accounts	1,469	1,684
Other service charges and fees	1,395	1,429
Income from fiduciary services	1,184	1,143
Brokerage and insurance commissions	478	412
Bank-owned life insurance	306	338
Mortgage banking income, net	72	574
Net gain on sale of securities	166	138
Other income	615	618
Total non-interest income	5,685	6,336
Non-Interest Expense
Salaries and employee benefits	7,980	8,361
Furniture, equipment and data processing	1,789	1,604
Net occupancy	1,380	1,552
Consulting and professional fees	518	547
Other real estate owned and collection costs	513	888
Regulatory assessments	481	499
Amortization of intangible assets	287	288
Branch acquisition costs	—	161
Other expenses	2,177	2,600
Total non-interest expense	15,125	16,500
Income before income taxes	8,477	8,330
Income Taxes	2,762	2,668
Net Income	$5,715	$5,662
Per Share Data
Basic earnings per share	$0.76	$0.74
Diluted earnings per share	$0.75	$0.74

Quarterly Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Three Months Ended			At or for the Three Months Ended
	March 31, 2014			March 31, 2013
(In Thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Securities - taxable	$793,696	$4,318	2.18%	$769,995	$4,314	2.24%
Securities - nontaxable(1)	32,709	452	5.52%	31,681	470	5.93%
Trading account assets	2,486	2	0.26%	2,237	12	2.11%
Loans(2):
Residential real estate	568,205	5,965	4.20%	575,154	6,576	4.57%
Commercial real estate	553,472	6,282	4.54%	503,799	6,074	4.82%
Commercial	170,146	1,690	3.98%	176,536	1,970	4.46%
Municipal(1)	10,900	114	4.23%	11,579	132	4.61%
Consumer	288,725	2,768	3.89%	302,131	3,088	4.15%
Total loans	1,591,448	16,819	4.24%	1,569,199	17,840	4.56%
Total interest-earning assets	2,420,339	21,591	3.57%	2,373,112	22,636	3.82%
Cash and due from banks	41,502			44,744
Other assets	165,762			166,704
Less: allowance for loan losses	(21,604)			(23,267)
Total assets	$2,605,999			$2,561,293

Liabilities & Shareholders' Equity
Deposits:
Demand	$227,426	—	—	$221,796	—	—
Interest checking	461,544	77	0.07%	478,944	67	0.06%
Savings	244,460	33	0.06%	230,128	32	0.06%
Money market	421,607	306	0.29%	456,333	373	0.33%
Certificates of deposit	338,211	803	0.96%	415,034	987	0.96%
Total deposits	1,693,248	1,219	0.29%	1,802,235	1,459	0.33%
Borrowings:
Brokered deposits	103,246	332	1.30%	126,078	360	1.16%
Junior subordinated debentures	43,935	625	5.77%	43,832	621	5.75%
Other borrowings	504,024	807	0.65%	318,198	818	1.04%
Total borrowings	651,205	1,764	1.10%	488,108	1,799	1.50%
Total funding liabilities	2,344,453	2,983	0.52%	2,290,343	3,258	0.58%
Other liabilities	29,007			36,774
Shareholders' equity	232,539			234,176
Total liabilities & shareholders' equity	$2,605,999			$2,561,293

Net interest income (fully-taxable equivalent)		18,608			19,378
Less: fully-taxable equivalent adjustment		(198)			(210)
Net interest income		$18,410			$19,168

Net interest rate spread (fully-taxable equivalent)			3.05%			3.24%
Net interest margin (fully-taxable equivalent)			3.08%			3.27%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35.0%.
(2) Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data (unaudited)
(In Thousands)	At or For The Three Months Ended March 31, 2014	At or For The Year Ended December 31, 2013	At or For The Nine Months Ended September 30, 2013	At or For The Six Months Ended June 30, 2013	At or For The Three Months Ended March 31, 2013
Non-accrual loans:
Residential real estate	$9,125	$10,520	$10,224	$8,624	$10,311
Commercial real estate	8,278	7,799	9,847	6,634	5,782
Commercial	1,935	2,146	2,994	3,233	3,134
Consumer	2,457	2,012	2,018	1,945	2,341
Total non-accrual loans	21,795	22,477	25,083	20,436	21,568
Loans 90 days past due and accruing	50	455	24	—	49
Renegotiated loans not included above	5,413	5,468	5,379	5,701	5,491
Total non-performing loans	27,258	28,400	30,486	26,137	27,108
Other real estate owned:
Residential real estate	1,035	1,044	1,126	1,038	1,101
Commercial real estate	1,677	1,151	676	1,117	812
Total other real estate owned	2,712	2,195	1,802	2,155	1,913
Total non-performing assets	$29,970	$30,595	$32,288	$28,292	$29,021
Loans 30-89 days past due:
Residential real estate	$1,349	$1,551	$1,419	$1,827	$1,165
Commercial real estate	1,716	2,595	833	1,591	3,375
Commercial	1,007	313	529	202	731
Consumer	632	1,571	1,207	716	962
Total loans 30-89 days past due	$4,704	$6,030	$3,988	$4,336	$6,233
Allowance for loan losses at the beginning of the period	$21,590	$23,044	$23,044	$23,044	$23,044
Provision for loan losses	492	2,052	2,051	1,384	684
Charge-offs:
Residential real estate	183	1,059	687	347	145
Commercial real estate	171	952	762	171	80
Commercial	219	1,426	823	444	277
Consumer	76	837	598	470	85
Total charge-offs	649	4,274	2,870	1,432	587
Total recoveries	237	768	436	325	228
Net charge-offs	412	3,506	2,434	1,107	359
Allowance for loan losses at the end of the period	$21,670	$21,590	$22,661	$23,321	$23,369
Components of allowance for credit losses:
Allowance for loan losses	$21,670	$21,590	$22,661	$23,321	$23,369
Liability for unfunded credit commitments	22	21	28	30	35
Balance of allowance for credit losses	$21,692	$21,611	$22,689	$23,351	$23,404
Ratios:
Non-performing loans to total loans	1.68%	1.80%	1.92%	1.63%	1.72%
Non-performing assets to total assets	1.13%	1.18%	1.24%	1.09%	1.12%
Allowance for credit losses to total loans	1.34%	1.37%	1.43%	1.45%	1.48%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.10%	0.27%	0.33%	0.20%	0.09%
Year-to-date	0.10%	0.22%	0.20%	0.14%	0.09%
Allowance for credit losses to non-performing loans	79.58%	76.09%	74.42%	89.34%	86.34%
Loans 30-89 days past due to total loans	0.29%	0.38%	0.25%	0.27%	0.39%

Reconciliation of non-GAAP to GAAP Financial Measures
Camden National presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is non-interest expense divided by net interest income plus non-interest income from the consolidated statements of income. The non-GAAP efficiency ratio excludes branch acquisition costs from non-interest expense, excludes net gain on sale of securities from non-interest income, and adds the tax-equivalent adjustment (assumed 35.0% tax rate) to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	Three Months Ended March 31,
(In Thousands)	2014	2013
Non-interest expense, as presented	$15,125	$16,500
Less: branch acquisition costs	—	161
Adjusted non-interest expense	$15,125	$16,339
Net interest income, as presented	$18,410	$19,168
Add: effect of tax-exempt income	198	210
Non-interest income, as presented	5,685	6,336
Less: net gain on sale of securities	166	138
Adjusted net interest income plus non-interest income	$24,127	$25,576
Non-GAAP efficiency ratio	62.69%	63.88%
GAAP efficiency ratio	62.77%	64.70%
The following table provides a reconciliation between tax-equivalent net interest income to GAAP net interest income using a 35.0% tax rate.

	Three Months Ended March 31,
(In Thousands)	2014	2013
Net interest income, as presented	$18,410	$19,168
Add: effect of tax-exempt income	198	210
Net interest income, tax equivalent	$18,608	$19,378

Return on average tangible shareholders' equity is the ratio of (i) net income, adjusted for tax-effected amortization of intangible assets to (ii) average shareholders' equity, adjusted for goodwill and other intangible assets. The following table reconciles the return on average tangible shareholders' equity to GAAP return on average shareholders' equity:

	Three Months Ended March 31,
(In Thousands)	2014	2013
Net income, as presented	$5,715	$5,662
Add: tax-effected amortization of intangible assets	187	187
Net income, adjusted	$5,902	$5,849
Average shareholders' equity	$232,539	$234,176
Less: average goodwill and other intangible assets	49,168	53,157
Average tangible shareholders' equity	$183,371	$181,019
Return on average tangible shareholders' equity	13.05%	13.10%
Return on average shareholders' equity	9.97%	9.81%

The following table provides a reconciliation between tangible book value per share and GAAP book value per share:

(In Thousands, Except Number of Shares and Per Share Data)	March 31, 2014	December 31, 2013	March 31, 2013
Shareholders' equity, as presented	$231,469	$231,096	$235,575
Less: goodwill and other intangible assets	49,032	49,319	53,011
Tangible shareholders' equity	$182,437	$181,777	$182,564
Shares outstanding at period end	7,484,560	7,579,913	7,635,957
Tangible book value per share	$24.38	$23.98	$23.91
Book value per share	$30.93	$30.49	$30.85

The following table provides a reconciliation between tangible shareholders' equity to tangible assets and GAAP shareholders' equity to assets:

(In Thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Shareholders' equity, as presented	$231,469	$231,096	$235,575
Less: goodwill and other intangibles	49,032	49,319	53,011
Tangible shareholders' equity	$182,437	$181,777	$182,564
Total assets	$2,640,666	$2,603,829	$2,590,817
Less: goodwill and other intangibles	49,032	49,319	53,011
Tangible assets	$2,591,634	$2,554,510	$2,537,806
Tangible equity to tangible assets	7.04%	7.12%	7.19%
Shareholders' equity to assets	8.77%	8.88%	9.09%

CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com